As filed with the Securities and Exchange Commission on October 19, 2011

Registration No. 333-116612

333-125777

333-135995

333-143797

333-151652

333-160172

333-168690

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116612

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-125777

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-135995

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143797

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-151652

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160172

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168690

UNDER

THE SECURITIES ACT OF 1933

BLACKBOARD INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2081178
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

650 Massachusetts Ave, NW Washington, DC	20001
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2004 Stock Incentive Plan

(Full Title of the Plan)

Michael L. Chasen

Chief Executive Officer

Blackboard Inc.

650 Massachusetts Ave, NW

Washington, D.C. 20001

(Name and Address of Agent For Service)

(202) 463-4860

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each a “Post-Effective Amendment” and collectively, the “Post-Effective Amendments”), relate to the following Registration Statements of Blackboard Inc. (the “Company”) on Form S-8, (each a “Registration Statement” and collectively, the Registration Statements) as filed by the Company with the Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of Common Stock offered under the Company’s Amended and Restated 2004 Stock Incentive Plan.

Registration No.	Date Filed with the SEC	Shares	Par Value per Share
333-116612	June 18, 2004	5,987,813	$0.01
333-125777	June 13, 2005	462,308	$0.01
333-135995	July 24, 2006	2,250,000	$0.01
333-143797	June 15, 2007	1,200,000	$0.01
333-151652	June 13, 2008	2,900,000	$0.01
333-160172	June 23, 2009	1,800,000	$0.01
333-168690	August 9, 2010	1,500,000	$0.01

Effective as of October 4, 2011, pursuant to the Agreement and Plan of Merger, dated as of June 30, 2011, by and among the Company, Bulldog Holdings, Inc. (f/k/a Bulldog Holdings, LLC) (“Parent”), a Delaware corporation, and Bulldog Acquisition Sub, Inc. (“Acquisition Sub”), a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Agreement”), Acquisition Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The consummation of the Merger and certain related events were disclosed in the Company’s Current Report on Form 8-K, as filed with the SEC on October 11, 2011.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to existing registration statements including the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and (in accordance with the undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering) removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effective time of these Post-Effective Amendments.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on this 19th day of October, 2011.

BLACKBOARD INC.

By:	/s/ Michael L. Chasen
Michael L. Chasen
Chief Executive Officer and President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael L. Chasen Michael L. Chasen	Chief Executive Officer, President and Director (Principal Executive Officer)	October 19, 2011

/s/ John E. Kinzer John E. Kinzer	Chief Financial Officer (Principal Financial Officer)	October 19, 2011

/s/ Jonathan R. Walsh Jonathan R. Walsh	Vice President, Finance and Accounting (Principal Accounting Officer)	October 19, 2011

/s/ Steven Alesio Steven Alesio	Chairman of the Board of Directors	October 19, 2011

/s/ Charles Gottdiener Charles Gottdiener	Director	October 19, 2011

/s/ David Phillips David Phillips	Director	October 19, 2011

/s/ Peter Wilde Peter Wilde	Director	October 19, 2011